Exhibit 99.1

NEWS RELEASE

Investor Contact:	Doug Sherk, EVC Group, (415) 896-6820
Matthew Selinger, EVC Group (415) 896-6817
Media Contact:	Steve DiMattia, EVC Group, (646) 201-5445

Sonus Pharmaceuticals, Inc. Receives Staff Determination Letter from Nasdaq

BOTHELL, Washington—May 9, 2008— (PrimeNewswire via COMTEX News Network) — Sonus Pharmaceuticals, Inc. (Nasdaq:SNUS) today announced that it has received a determination letter from The Nasdaq Stock Market (“Nasdaq”) dated May 6, 2008, indicating that the Company has failed to regain compliance with the $1.00 minimum bid price requirement for continued listing under Marketplace Rule 4450(a)(5).  The Company was first notified by Nasdaq that it failed to comply with the minimum bid price requirement on November 5, 2007.  In accordance with Marketplace Rule 4450(e)(2), the Company was provided 180 calendar days, or until May 5, 2008, to regain compliance.

Nasdaq has indicated that the Company’s common stock will be delisted from The Nasdaq Global Market unless the Company appeals Nasdaq’s determination to a Nasdaq Listing Qualifications Panel.  The Company intends to request a hearing to appeal Nasdaq’s determination.  During the appeal process, the Company’s common stock will continue to trade on The Nasdaq Global Market.  There is no assurance that the Nasdaq Listing Qualifications Panel will grant the Company’s request for continued listing.

About Sonus Pharmaceuticals

Headquartered near Seattle, Washington, Sonus Pharmaceuticals, Inc. is focused on the development of cancer drugs that are designed to provide better efficacy, safety and tolerability, and ease of use. Sonus moved an oncology product candidate, SN2310, into a Phase 1 clinical trial in September 2006. For additional information on Sonus, including past news releases, please visit www.sonuspharma.com.

Safe Harbor

Certain statements made in this press release are forward-looking such as those, among others, relating to the listing of the Company’s stock on The Nasdaq Global Market. As discussed in Sonus Pharmaceuticals’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for 2007, actual results could differ materially from those projected in the forward-looking statements as a result of the following factors, among others: the Company’s products will require extensive clinical testing and approval by regulatory authorities; such approvals are lengthy and expensive and may never occur; risks that the Phase 1 clinical trial for SN2310 will not be successful; risks that the Company may not be successful in obtaining funding from third parties or completing a financing necessary to support the costs and expenses of clinical studies and related development activities; risks that external strategic initiatives may not be available on acceptable terms, or even if available, may not be consummated; and our ability to successfully appeal Nasdaq’s delisting determination. The Company undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof.

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